                             ALLEGHENY ENERGY, INC.

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999
                              AND PROXY STATEMENT
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 [LOGO]                         ALLEGHENY ENERGY, INC.
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                             10435 Downsville Pike
                           Hagerstown, Maryland 21740

                                                                   April 9, 1999

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY
ENERGY, INC. will be held in Conference Room A on the eleventh floor of 270 Park
Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 13,
1999, at 10:30 a.m., New York time, for the following purposes:

    (1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly chosen and qualified;

    (2) To approve the appointment of independent accountants;

    (3) If presented, to consider and vote upon a shareholder proposal regarding global warming;

    (4) If presented, to consider and vote upon a shareholder proposal regarding golden parachutes;

    (5) If presented, to consider and vote upon a shareholder proposal regarding the nomination of two additional directors;

    (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record at the close of business on April 5, 1999 will be entitled to vote at the meeting.

                                              By Order of the Board of
                                              Directors,

                                              EILEEN M. BECK

                                              SECRETARY
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                                PROXY STATEMENT

    Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the Company), 10435 Downsville Pike, Hagerstown,
Maryland 21740, for the Annual Meeting of Stockholders to be held on May 13, 1999. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the meeting.

    At the close of business on April 5, 1999, there were outstanding
121,997,917 shares of Common Stock each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them.
There are no conditions precedent to the exercise of such cumulative voting rights.

    The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum.
The affirmative vote of a majority of all the votes cast is required for the election of each director. The affirmative vote of a majority of the votes cast is required for approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and for the three proposals. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes.

    The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 9, 1999. The Annual Report for 1998 has already been mailed to stockholders.

ELECTION OF DIRECTORS

    At the meeting, eight directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified. The proxies received, unless marked to the contrary, will be voted for the election of the following persons, all of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holder to elect as many of such nominees as possible. The
Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

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DIRECTOR, PRINCIPAL OCCUPATION,
OTHER DIRECTORSHIPS,                                                                                            DIRECTOR OF
BUSINESS EXPERIENCE, AND 1998 COMPANY                                                                           THE COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                                                                AGE         SINCE
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ELEANOR BAUM (3) (4)                                                                                       58         1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union for the Advancement of
  Science and Art, Director of Avnet, Inc. and United States Trust Company, Chair of the
  Engineering Workforce Commission, a fellow of the Institute of Electrical and Electronic
  Engineers, and Chairman of the Board of Governors, New York Academy of Sciences. Formerly,
  President of Accreditation Board for Engineering and Technology and President, American Society
  of Engineering Education.
  Attendance: 21 of 24
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                                       1
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
DIRECTOR, PRINCIPAL OCCUPATION,
OTHER DIRECTORSHIPS,                                                                                            DIRECTOR OF
BUSINESS EXPERIENCE, AND 1998 COMPANY                                                                           THE COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                                                                AGE         SINCE
-------------------------------------------------------------------------------------------------      ---      -----------
WILLIAM L. BENNETT (1) (5c) (6)                                                                            49         1991
  Vice Chairman and Director, HealthPlan Services Corporation, a leading managed health care services company and Director of Sylvan, Inc. Formerly, Chairman, Director, and Chief Executive
  Officer of Noel Group, Inc. and Director of Belding Heminway Company, Inc.
  Attendance: 18 of 20

WENDELL F. HOLLAND (1) (5)                                                                                 47         1994
  Vice President, American International Water Services Company and Director of Bryn Mawr Trust
  Company. Formerly, of Counsel, Law Firm of Reed, Smith, Shaw & McClay, Partner, Law Firm of
  LeBoeuf, Lamb, Greene & MacRae, and Commissioner of the Pennsylvania Public Utility Commission.
  Attendance: 16 of 18

PHILLIP E. LINT (1c) (3) (5) (6)                                                                           69         1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 24 of 24

FRANK A. METZ, JR. (2) (3) (4c) (6c)                                                                       64         1984
  Retired. Director of Norrell Corporation and Solutia Inc. Formerly, Senior Vice President,
  Finance and Planning and Director of International Business Machines Corporation, a
  manufacturer and distributor of information systems equipment and services and Director of
  Monsanto Company.
  Attendance: 28 of 28

ALAN J. NOIA (2c) (3) (5)                                                                                  52         1994
  Chairman of the Board, President, and Chief Executive Officer of the Company and of Allegheny
  Power Service Corporation and Chairman and Chief Executive Officer of the Company's other principal subsidiaries. Formerly, President and Chief Operating Officer of the Company and
  President of The Potomac Edison Company.
  Attendance: 22 of 22

STEVEN H. RICE (2) (3c) (4) (6)                                                                            55         1986
  President, LaJolla Bank, FSB, Northeast Region and Director, LaJolla Bank, FSB. Formerly, Chief
  Executive Officer and Vice Chairman of the Board of Stamford Federal Savings Bank, bank consultant, President and Director of The Seamen's Bank for Savings, and Director of Royal
  Group, Inc.
  Attendance: 28 of 28

GUNNAR E. SARSTEN (4) (5) (6)                                                                              61         1992
  Chairman and Chief Executive Officer of MK International. Formerly, President and Chief
  Operating Officer of Morrison Knudsen Corporation, President and Chief Executive Officer of
  United Engineers & Constructors International, Inc. (now Raytheon Engineers & Constructors),
  and Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia.
  Attendance: 24 of 24

------------------------

(1) Member of Audit Committee.

(2) Member of Executive Committee.

(3) Member of Finance Committee.

(4) Member of Management Review and Director Affairs Committee.

(5) Member of New Business Committee.

(6) Member of Strategic Affairs Committee.

(c) Current committee Chairman.

                                       2
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COMPENSATION OF DIRECTORS

    Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Power Service Corporation (Allegheny companies). In 1998, directors who were not officers or employees (outside directors) received for all services to the Company and Allegheny companies (a) $16,000 in retainer fees, (b) $800 for each committee meeting attended, except Executive Committee meetings for which such fees are $200, and (c) $250 for attendance at each Board meeting of the Company, Monongahela, Potomac Edison, and West Penn. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, (a) the Chairperson of each committee other than the Executive Committee receives an additional fee of $4,000 per year and (b) outside directors of the Company annually receive 200 shares of Common Stock pursuant to the Allegheny Energy, Inc. Restricted Stock Plan for Outside Directors. In addition, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the Company's Common Stock. Directors who serve at least five years on the Board and leave at or after age 65, or upon death or disability, or as otherwise directed by the Board will receive such payments. Each year the Company credits each outside director's account with 275 deferred stock units.

BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

    The Board of Directors has Audit, Executive, Finance, Management Review and Director Affairs, New Business, and Strategic Affairs Committees. The Audit Committee, which is made up of outside directors only, makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met four times in 1998. The Management Review and Director Affairs Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met seven times in 1998. The total number of Company Board meetings held in 1998 was thirteen.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company to audit its consolidated financial statements for 1999 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. Pricewaterhouse-

                                       3
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Coopers also performs non-audit services for the Company. Fees for the 1998 audit and fees for audit services paid during the year aggregated $667,500, and fees for non-audit services were $701,478. The Board has directed that the appointment of PricewaterhouseCoopers be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they wish and to answer questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

                             SHAREHOLDER PROPOSALS

    The following proposals have been submitted by shareholders for inclusion in this proxy statement.

    The names and addresses of the shareholders submitting the proposals, as well as the number of shares held, will be furnished by Allegheny Energy either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

    A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the meeting and it is supported by a majority of the shares that are voted.

SHAREHOLDER PROPOSAL CO-SPONSORED BY TWO ORGANIZATIONS
REGARDING GLOBAL WARMING

WHEREAS:

    The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is not hypothetical but a real, existing problem posing serious challenges for modern civilization;

    The Intergovernmental Panel on Climate Change (IPCC), composed of more than 2000 scientists nominated and reviewed by governments, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already underway;

    The impacts of global warming on our public health and welfare include increased occurrence of extreme weather events, sea-level rise, increased spread of infectious diseases, and more frequent and deadly heat waves like the summer of 1998 which was linked to more than 150 deaths in Texas alone.

WE BELIEVE:

    It will cost U.S. taxpayers billions of dollars to combat the impacts of global warming. So far, our company has not lived up to its responsibility as a producer of the pollution which causes global warming. In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Allegheny Energy to lead by example. A variety of companies including Enron, British Petroleum, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

                                       4
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RESOLVED: that the shareholders of Allegheny Energy request that the Board of
Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 1999, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and (iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

                              SUPPORTING STATEMENT

    We believe that Allegheny Energy is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Futhermore, we believe that our company is incurring costs for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to delay any lessening of climate change.

                          END OF SHAREHOLDER PROPOSAL

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

    As detailed below, the Company has taken numerous voluntary, precautionary steps to address the issue of global climate change. Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. The Company is responding appropriately and will continue to explore cost-effective opportunities to improve efficiency and performance.

    The Company participates in active climate-related research programs and is responsive to the voluntary guidelines suggested in the National Energy Policy Act of 1992, under Section 1605(b) directed toward reducing, controlling, avoiding, and sequestering greenhouse gases. The Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost effectiveness:

    - Allegheny has reduced its total emissions of greenhouse gases each year by approximately 1.1 million short tons of CO2 equivalent.

    - Allegheny signed a Memorandum of Understanding with the U.S. Department of Energy to participate in the Climate Challenge and supports the Electric Power Research Institute, which funds $7 to $10 million per year of direct climate research.

    - Allegheny supports the Climate Challenge Initiatives in cooperation with other utilities through Edison Electric Institute (EEI).

        These initiatives include:

       Envirotech Investment Fund, a venture capital fund for promising electrotechnologies and renewable energy technologies to which Allegheny has committed $3.11 million, of which $1.6 million has already been spent; and $100,000 to the Geothermal Heat Pump Consortium; International Utility Efficiency Partnership; and Utility Forest Carbon Management Initiatives.

                                       5
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    - The Company spends about $2 million annually on in-house research projects intended to improve efficiency, reliability and cost effectiveness. Research results to date in these areas have contributed positively to applications of new technology, operating efficiencies, reduced electrical losses, and emission reductions.

    - In Pennsylvania, under West Penn Power Company's restructuring plan, the Company has invested $11 million in a fund to promote the development and use of renewable energy; $8 million per year in a program for weatherization and other community action programs; $4 million to provide low income and rural households with the opportunity for clean and renewable energy sources; a net metering rider to install and operate renewable energy generation; and a solar water heater and photovoltaic program as part of a low income energy pilot program.

    The Company will also maintain its environmental awareness and compliance with all applicable federal law and state implementation plans, as it has throughout its history. Under the 1970 Clean Air Act and its 1990 Amendments and the Clean Water Act and its Amendments, the Company has made capital investments of over $1.6 billion for environmental control equipment. Allegheny is committed to environmental stewardship and the research needed to provide answers to difficult compliance problems. Even with these requirements, Allegheny remains one of the most efficient providers of low cost electricity in America.

    Allegheny Energy is participating in a variety of voluntary programs to reduce emissions of greenhouse gases. However, no requirements or regulations for involuntary reductions of greenhouse gas emissions exist at this time. Any costs or liabilities for future required reductions or damages are highly speculative in the absence of reduction requirements. It is not possible to quantify these potential effects with any accuracy.

    Allegheny Energy does not promote, nor does it belong to organizations that promote, the view that the issue of climate change is not real or that global warming may be beneficial.

    The Company believes that it has taken prudent, adequate, and balanced steps to protect the environment, consumers, shareholders, and the national interest in energy security and will continue to do so.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

                                       6
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SHAREHOLDER PROPOSAL REGARDING GOLDEN PARACHUTES

    RESOLVED:

Golden Parachutes or executive severance pay/benefits, totaling more than one-year of base salary must be approved by a majority of stockholders. This includes a vote as a separate issue at the annual shareholder meeting or special shareholder meeting. Base salary is listed in the annual proxy statement on page 14.

    Such a severance package must be linked to the performance of Allegheny Energy stock (and/or the merged company) over the next 3 years compared to the Dow Jones Utilities Index.

    The "one-year of base salary" parachute limit extends to all forms of pay and benefits, but is not limited to cash, stock, options and benefits. The "100% of base salary" parachute limit includes current pay and deferred pay.

    This resolution also means that there is no severance pay for a merger with less than 50% change in control. There is no severance pay for a merger that is not completed or is aborted before completion.

    SUPPORTING STATEMENT:
Golden Parachutes are generous severance agreements given to executives after a merger. Golden parachutes need reasonable limits because executives already receive substantial pay. Golden parachutes may reduce incentives to maximize shareholder value during merger negotiations because management is guaranteed specific benefits.

    The recent failed DQE merger would have given Allegheny management substantial Golden Parachutes of 3-times their maximum annual pay.

    While management focused on the merger for 1-1/2 years, the day to day operations suffered:

Allegheny reported for the first nine months of 1998:

    - An extraordinary charge of $265 million

    - A net loss of $50.6 million

         BUSINESS WIRE         Oct. 16, 1998

    - HSBC Securities said its long-term Allegheny outlook "still contains considerable uncertainty."

    - HSBC said Allegheny has yet to announce its forward strategy and has exposure to regulatory risk in both Maryland and West Virginia.
         REUTERS               Nov. 5, 1998

    - Allegheny requested recoupment of $1.5 billion in stranded costs, but regulators granted only $0.5 billion.
         VALUE LINE            Oct. 9, 1998

    Management needs to give shareholder value higher priority. The Investor Responsibility Research Center, Washington, DC, said management's 1998 stock option plan had a potential shareholder dilution of 8% -- significantly higher than the 2% average in the electric companies industry peer group. Institutional Shareholder Services recommended a no vote. Institutional Shareholder Services (www.cda.com/iss) is a proxy advisory firm for institutional shareholders.

    Management's 1998 stock option plan was thus rejected by 30% of the shareholder votes that counted -- against management's recommendation.

    This 30%-rejection encourages shareholders to review management recommendations more carefully.

    Recent news reports highlight the need for reasonable limits on Golden Parachutes, including:

    - Please fire me:

    - Many Hollywood executives find the fastest way to wealth is getting fired.
         LOS ANGELES TIMES     Nov. 19, 1998

    Reasonable golden parachutes limits are needed to prevent management from supporting a merger or acquisition proposal with the best golden parachute in contrast to the best price for shareholders.

    To maximize shareholder value give shareholders:

                    Opportunity to Vote on Golden Parachutes
                                    Yes on 4

                          END OF SHAREHOLDER PROPOSAL

                                       7
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SHAREHOLDER PROPOSAL REGARDING NOMINATION OF ADDITIONAL DIRECTORS

    RESOLVED:

Shareholders recommend the board nominate, as a matter of routine, two additional directors, one chosen from one of the company's recognized labor unions, at labor's discretion, and one chosen from the unrepresented employees at management's discretion.

    SUPPORTING STATEMENT:

The electrical utility industry is in the midst of the most comprehensive and far-reaching change ever experienced.

    The shift is from:

    - Regulated, vertically integrated companies with assigned franchised areas.

    To:

    - A system of regulated core transmission and distribution companies subject to performance based rate-making.

    This will introduce widespread competition between unregulated generation and marketing companies.

    In order to excel in this new environment, Allegheny must seek new ways to create business opportunities by:

    - Expanding our traditional work

    - Broadly expanding the scope of the business in which we engage

    - Providing better service

It is critical to respond positively and swiftly to these expanded possibilities.

    As employees, stockholders and customers of Allegheny, the workers' perspective on the competitive operation of the company is a resource that the Board should welcome. Since the redesign of Allegheny and the subsequent electric deregulation in Pennsylvania, the need has never been greater for direct communication from the field and shop floor to the boardroom.

    Companies such as Chrysler, United Airlines, and Northwest Airlines have benefited from boards that include employee/union members. This action will serve as a source of significant value to ensure our company's future success. Since boards typically include members cognizant of various constituents, such as suppliers, customers, economics, academia and politics, it behooves the board to include directors finely tuned to the challenges facing the workforce in making our business more competitive.

    Adding these two key directors is facilitated by current Allegheny by-laws authorizing a 15-member board with 8 seats currently filled.

    Human assets from the company's own workforce on the company's board will pay dividends. Employees are acutely aware of the competitive business issues the workforce encounters daily in the operation of this electric utility.

         The best boards continue to raise the bar, said BUSINESS WEEK.

                          Vote for Employee Directors
                                    YES ON 5
                          END OF SHAREHOLDER PROPOSAL

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    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO
VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

    The Management Review and Director Affairs Committee serves as the nominating committee for members of the Board of Directors of the Company. In that capacity, the Committee will consider shareholder recommendations for directors that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of the proposed nominee to serve as a director if nominated and elected. The Committee may also use such other sources as it deems appropriate. The Committee considers the following factors in proposing nominees to serve as directors: integrity, compatibility, judgment, independence, experience and background in a useful field, willingness to commit time and energy, and a genuine interest in the investor-owned electric industry.

    The Board believes that any potential candidate for the Board should be appraised based on individual achievements, skills, and experience. The Board is against considering a person for inclusion on (or exclusion from) the Board based primarily on a position or membership in a particular constituency or group. The Board believes that qualifications and not status should be the criteria for Board membership. The Board further believes it would be contrary to proper corporate governance to turn over selection of individual Board nominees to any particular constituency or group.

    Moreover, the Board believes that each director should represent all shareholders. It is opposed to electing a director to represent a particular point of view or particular constituency other than shareholders as a whole. In this regard, it is important to the Board that its members possess a breadth of experience, insight and knowledge to exercise independent judgment in carrying out responsibilities for broad corporate policy and the overall performance of Allegheny.

    In the Board's view, the interests of shareholders are best served when the Committee and the Board can exercise discretion to consider potential qualified nominees. Qualified nominees will bring broad experience, skills and perspectives to bear on Allegheny's efforts to achieve continued business success and increase shareholder value.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

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            MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

    The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

    The Committee continues to believe that with the advent of competition to this industry a larger portion of compensation should be included in incentive plans. For 1999, a substantial portion of total compensation will continue to be linked to corporate and business performance.

    The executive compensation program is intended to meet three objectives:

    - Create a strong link between executive compensation and total return to stockholders.

    - Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

    - Ensure internal compensation equity--maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

    In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted for the executive officers. The guidelines require the Chief Executive Officer (CEO) to own stock valued at 3.5 times his base salary; the Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have until December 31, 2003 to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program has three components: base salary and short-term and long-term incentive awards.

    The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

    To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable electric utilities--16 or more in recent years. The survey companies are either similar in type and size to the Company, contiguous to our geographic territory, or have a similar fuel mix.

    In 1998, over 80% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 18 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching Company positions, including the CEO, with those in the survey companies that have comparable duties and responsibilities. For 1998, the survey indicated that the Company's executive salary structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

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    BASE SALARY:

        The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results, including such things as total return, earnings per share, dividends paid, and dividend payout ratio.

    SHORT-TERM INCENTIVE AWARDS:

        The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on meeting specific predetermined corporate performance targets. The performance targets are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), cost of service to customers, and Company performance, including competitive position. In addition, individual performance goals are set on a position specific basis for participants.

        Specific operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 1998 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 1998 Incentive Plan the targets were $262,500 for Mr. Noia and from $80,000 to $140,000 for the other named officers. Targets for other participants ranged from $70,000 and lower, which is approximately 35% or less of 1998 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1996, 1997, and 1998 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

    LONG-TERM INCENTIVE AWARDS:

        The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) replaced the Allegheny Power System Performance Share Plan (the Performance Share Plan) in 1998. Both plans were designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned under both plans are based on performance over three-year "cycles." Eleven executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle III (1996-1998); eleven in Cycle IV (1997-1999); and eleven in Cycle V (1998-2000). Cycles III and IV provide for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility Index and cost of customer service versus nine other utilities). Cycle V is based solely on total stockholder return ranking in the Dow Jones Electric Utility Index.

        The Cycle III target awards under the Performance Share Plan range from $70,000 for the named officers to $175,000 for Mr. Noia. These amounts equate to 2,445 to 6,114 targeted shares of stock as of January 1, 1996, the start of the performance cycle. The actual award calculated under the Plan equaled 115% of the target amount. The dollar value of such shares calculated as of December 31, 1998, including reinvested dividends, is included in the compensation table on page 14.

        The Cycle IV target awards under the Performance Share Plan range from $70,000 for the named officers to $230,000 for Mr. Noia, which equate to 2,300 to 7,570 shares of stock as of January 1, 1997, the start of the performance cycle.

        The Cycle V target awards under the Incentive Plan range from $80,000 for the named officers to $262,500 for Mr. Noia, which equate to 2,462 to 8,077 shares of stock as of January 1, 1998, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle V are listed in the Long-term Incentive Plan Table on page 16.

        The actual payouts will be determined in 2000 for Cycle IV and in 2001 for Cycle V, after completion of each cycle and determination of the actual stockholder and customer rankings. The actual awards may be paid in Company stock or cash (Cycle IV) or Company stock, stock options, or cash (for Cycle
    V) and can range from 0 to 200% of the targeted shares noted above.

    For Mr. Noia, the Committee developed base salary and short-term and long-term incentive award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan award recommendation was based primarily on 1998 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality and cost of service rendered to customers; and overall Allegheny Energy performance, including competitive position. The Performance Share Plan Cycle III award recommendation was based on the performance rankings described earlier. Mr. Noia's 1998 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results.

    Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

    No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          Frank A. Metz, Jr., CHAIRMAN

                                          Eleanor Baum

                                          Steven H. Rice

                                          Gunnar E. Sarsten

EXECUTIVE COMPENSATION

    During 1998, and for 1997 and 1996, the annual compensation paid by the Company and its subsidiaries directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for services in all capacities to the Company and its subsidiaries was as follows:

                                                                          ANNUAL COMPENSATION
                                                   -----------------------------------------------------------------
                                                                                       PERFORMANCE
                                                                           INCENTIVE   SHARE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR       SALARY    AWARDS (A)   PAYOUT (B)   COMPENSATION (C)
-------------------------------------------------  ---------  ----------  -----------  -----------  ----------------
ALAN J. NOIA                                            1998  $  525,000   $ 180,500    $ 286,655         184,788
  Chairman, President, Chief Executive Officer,         1997     460,000     253,000      250,657         124,495
  and Director of the Company and Allegheny Power       1996     360,000     253,750      131,071          92,769
  Service Corporation. Chairman of the Board of
  the Company's other principal subsidiaries.

PETER J. SKRGIC                                         1998  $  280,000   $ 123,000    $ 204,753      $   50,757
  Senior Vice President of the Company and              1997     265,000     155,400      150,394          91,409
  Allegheny Power Service Corporation. Vice             1996     245,000     176,300       96,119          24,830
  President and Director of the Company's other
  principal subsidiaries.

MICHAEL P. MORRELL                                      1998  $  255,000   $ 117,000    $ 114,870      $ 28,599  (d)
  Senior Vice President of the Company and              1997     240,000      95,200       --    (d)      26,068
  Allegheny Power Service Corporation. Vice             1996     183,336      72,500       --    (d)        --
  President and Director of the Company's other
  principal subsidiaries.

JAY S. PIFER                                            1998  $  250,000   $  66,500    $ 131,042      $   41,542
  Senior Vice President of the Company and              1997     240,000      95,200      150,394          67,810
  Allegheny Power Service Corporation. President        1996     230,000     112,000       87,381          30,949
  and Director of the Company's other principal
  subsidiaries.

RICHARD J. GAGLIARDI                                    1998  $  200,000   $  60,400    $ 114,662      $   25,345
  Vice President of the Company and Allegheny           1997     190,000      75,600      100,263          25,340
  Power Service Corporation and of certain of the       1996     175,000     100,800       52,429          17,898
  Company's other subsidiaries.

------------------------

(a) Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 1999.

(b) In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of the Company at the annual meeting in May 1994. The first Plan cycle began on January 1, 1994 and ended on December 31, 1996. A second cycle began on January 1, 1995 and ended on December 31, 1997. The figure shown for 1996 represents the dollar value paid in 1997 to each of the named executive officers who participated in Cycle I. The figure shown for 1997 represents the dollar value paid in 1998 to each of the named executive officers who participated in Cycle II. A third cycle began on January 1, 1996 and ended on December 31, 1998. The figure shown for 1998 represents the dollar value paid in 1999 to each of the named executives who participated in Cycle III. A fourth cycle began on January 1, 1997 and will end on December 31, 1999. In 1998, the Board of Directors of the Company (AE) implemented a new Long-term Incentive Plan, which was approved by the shareholders of AE at the annual meeting in 1998. A fifth cycle (the first three-year performance period of this plan) began on January 1, 1998 and will end on December 31, 2000. After completion of each cycle, AE stock, stock options (for Cycle V), cash, or a combination may be paid if performance criteria have been met.

(c) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

    Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, Allegheny purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1998, all eligible employees may elect to have from 2% to 10% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of nine available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. Effective January 1, 1997 the maximum amount of any employee's compensation that may be used in these computations is $160,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1998, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Noia $179,988 and $4,800; Mr. Skrgic $45,957 and $4,800; Mr. Pifer $36,742 and $4,800; Mr. Morrell
    $25,399 and $3,200; and Mr. Gagliardi $20,545 and $4,800; respectively.

(d) Michael P. Morrell joined the Company on May 1, 1996 and did not receive a payment from the Performance Share Plan for the first or second Plan cycles. The Cycle III payout is prorated for the period May 1, 1996--December 31, 1998.

                            ------------------------

                ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
                       SHARES AWARDED IN LAST FISCAL YEAR
                                   (CYCLE V)

                                                                                    ESTIMATED FUTURE PAYOUTS
                                                                 PERFORMANCE  -------------------------------------
                                                                   PERIOD      THRESHOLD     TARGET       MAXIMUM
                                                                    UNTIL      NUMBER OF    NUMBER OF    NUMBER OF
NAME                                                               PAYOUT       SHARES       SHARES       SHARES
---------------------------------------------------------------  -----------  -----------  -----------  -----------
Alan J. Noia...................................................     1998-00        4,846        8,077       16,154
Chief Executive Officer
Peter Skrgic...................................................     1998-00        2,585        4,308        8,615
Senior Vice President
Michael P. Morrell.............................................     1998-00        1,846        3,077        6,154
Senior Vice President
Jay S. Pifer...................................................     1998-00        1,754        2,923        5,846
Senior Vice President
Richard J. Gagliardi...........................................     1998-00        1,477        2,462        4,923
Vice President

    The named executives were awarded the above number of performance shares for Cycle V. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 1998-2000 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company's common stock based on the price of such stock on December 31, 1997. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company's common stock on December 31, 2000 and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2001.

    The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The Management Review and Director Affairs Committee may decide to convert the value of such performance shares to stock options at that time or deliver cash or shares of common stock. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

RETIREMENT PLAN

    The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

    Pursuant to the Secured Benefit Plan senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning February 1, 1996 the earnings include 50% of the actual annual incentive award paid and 100% beginning February 1, 1999. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 14 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

    The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as average total earnings during the highest-paid 36 consecutive calendar months or, if smaller, the member's highest rate of pay as of any July 1st), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                                YEARS OF CREDITED SERVICE
                                          ----------------------------------------------------------------------
AVERAGE COMPENSATION(A)                    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
$200,000................................  $   60,000  $   80,000  $  100,000  $  110,000  $  115,000  $  120,000
 250,000................................      75,000     100,000     125,000     137,500     143,750     150,000
 300,000................................      90,000     120,000     150,000     165,000     172,500     180,000
 350,000................................     105,000     140,000     175,000     192,500     201,250     210,000
 400,000................................     120,000     160,000     200,000     220,000     230,000     240,000
 450,000................................     135,000     180,000     225,000     247,500     258,750     270,000
 500,000................................     150,000     200,000     250,000     275,000     287,500     300,000
 550,000................................     165,000     220,000     275,000     302,500     316,250     330,000
 600,000................................     180,000     240,000     300,000     330,000     345,000     360,000
 650,000................................     195,000     260,000     325,000     357,500     373,750     390,000
 700,000................................     210,000     280,000     350,000     385,000     402,500     420,000
 750,000................................     225,000     300,000     375,000     412,500     431,250     450,000
 800,000................................     240,000     320,000     400,000     440,000     460,000     480,000

------------------------

(a) The earnings of Messrs. Noia, Skrgic, Pifer, Gagliardi and Morrell covered by the plan correspond substantially to such amounts shown for them in the annual compensation table. As of December 31, 1998, they had accrued 29, 34, 34, 20, and 2 1/2 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

CHANGE IN CONTROL CONTRACTS

    The Company has entered into Change in Control contracts with the named and certain other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by the Company for Cause, Disability or Retirement or by the employee for Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001 but is automatically extended for one year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

PERFORMANCE GRAPH

    The graph set forth below compares the Company's cumulative total stockholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1994 and ending December 31, 1998, and assumes the investment of $100 in each on December 31, 1994 and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       1993       1994       1995       1996       1997       1998
Allegheny Energy           100         88        124        140        159        178
Dow Jones Electrics        100         88        115        116        147        169
S&P Midcap 400             100         96        126        150        199        237

   December 31           1993             1994             1995             1996             1997             1998
Allegheny Energy             100               88              124              140              159              178
Dow Jones
  Electrics                  100               88              115              116              147              169
S&P Midcap 400               100               96              126              150              199              237

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each director and each named executive officer of the Company, and by all directors and executive officers of the Company as a group as of March 15, 1999. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock except for Sanford C. Bernstein & Co., Inc., One State Street Plaza, New York, NY 10004, which at December 31, 1998 was the beneficial owner of 7,948,382 shares, or 6.49%

                                                              SHARES OF
                                                               AE, INC.          PERCENT
NAME                                                         COMMON STOCK       OF CLASS
----------------------------------------------------------  --------------  -----------------
Eleanor Baum..............................................         3,000      .03% or less
William L. Bennett........................................         3,770            "
Richard J. Gagliardi......................................        13,816            "
Wendell F. Holland........................................         1,257            "
Phillip E. Lint...........................................         1,717            "
Frank A. Metz, Jr.........................................         3,555            "
Michael P. Morrell........................................         3,533            "
Alan J. Noia..............................................        36,135            "
Jay S. Pifer..............................................        18,290            "
Steven H. Rice............................................         3,840            "
Gunnar E. Sarsten.........................................         7,000            "
Peter J. Skrgic...........................................        21,949            "
All directors and executive officers of the Company as a
  group (18 persons)......................................       152,683          .12%

------------------------

* Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, on March 1, 1999, were valued at the number of shares shown: Baum, 3,463; Bennett, 1,720; Holland, 1,578; Lint, 5,084; Metz, 3,732; Rice, 2,270
    and Sarsten, 3,159.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis in 1998.

OTHER MATTERS

    The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

    It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

    The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 16, 1999.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES.

PROXY

                                 [LOGO TO COME]

                             ALLEGHENY ENERGY, INC.
                             10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740

                PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder hereby appoints Alan J. Noia, Thomas K. Henderson and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Energy, Inc. to be held on the 11th Floor of 270 Park Avenue, between 47th and 48th Street, New York, New York, on May 13, 1999, at 10:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such matters as may properly come before the meeting.

    WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTING SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND "AGAINST" ITEMS 3 AND 4.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

      PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, Maryland 21740

Please mark
your votes as   /X/
indicated by
this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.

Item 1-- Election of the following nominees as Directors:
           Eleanor Baum,
           William I. Bennett,                                                      WITHHOLD
           Wendall F. Holland,                                           FOR all    for all
           Phillip E. Lini,                                              nominees    nominees
           Frank A. MBtz, Jr.,                                           / /        / /
           Alan J. Nois,
           Steven H. AlGB, and
           Gunnar E. Sarsten

To Withhold authority to vote for any nominees, write the name on the line below


------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.

Item 2--Approval of appointment of                            FOR      AGAINST    ABSTAIN
        PricewaterhouseCoopers LLP                            / /        / /        / /
        as independent accountants.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.

Item 3--Shareholder proposal regarding "global warming".      FOR      AGAINST    ABSTAIN
                                                              / /        / /        / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.

Item 4--Shareholder proposal regarding "golden paruchutes".   FOR      AGAINST    ABSTAIN
                                                              / /        / /        / /


Signature(s) ____________________________________ Date __________________, 1999.
(Please sign your name(s) exactly as shown above).